Filed Pursuant to Rule 424(b)(3)
                                     Registration No. 333-34890


            Prospectus Supplement No. 1, dated September 26, 2000,
                      to Prospectus dated May 26, 2000.



                                RENTECH, INC.

                              13,990,560 Shares

                                Common Stock

       This document supplements the information in the Prospectus relating to the selling shareholders and the number of shares they beneficially own that may be offered under the prospectus. The following information represents a revision to the table called "Selling Shareholders" that appears on pages 14 and 15 of the Prospectus.

                                    Number of Shares             Number of Shares
                                    Beneficially Owned           That May
Shareholder                      Record           Indirect       Be Offered
-----------                      ------           --------       ----------

Forest Oil Corporation           1,000,000        2,894,650(1)    3,894,650
1600 Broadway, Ste. 2200
Denver, CO 80202

Robert S. Boswell                        0           76,175(2)       76,175
c/o Forest Oil Corporation
1600 Broadway, Ste. 2200
Denver, CO 80202

David H. Keyte                           0           76,175(2)       76,175
c/o Forest Oil Corporation
1600 Broadway, Suite 2200
Denver, CO 80202

(1)  Includes options to purchase 2,894,650 shares of common stock: 1,929,767 at $1.25 per share expiring December 31, 2001, and 964,883 at $5.00 per share expiring December
31, 2004.

(2)  Includes options to purchase 76,175 shares of common stock: 50,783 at $1.25 per share expiring December 31, 2001, and 25,392 at $5.00 per share expiring December 31,
2004.

       The prospectus, together with this prospectus supplement No. 1, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the shares of common stock. All references in the prospectus to "this prospectus" are hereby amended to read "this prospectus, as supplemented and amended."

       NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY
  REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



            This prospectus supplement is dated September 26, 2000